Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Fonix Corporation

As independent registered public accountants, we hereby consent to the use of our report dated April 15, 2009, with respect to the consolidated financial statements of Fonix Corporation, in the Registration Statement of Fonix Corporation on Form S-8 relating to the registration of 1,589,500 shares of Class A common stock.

HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah
July 27, 2009